Evans Bancorp Reports Fourth Quarter and
Full Year 2008 Earnings

•	Net income increases 45.7% to $4.91 million in 2008; net operating income increases 2.8% to $5.32 million.

•	Net interest income increased 13.2% in fourth quarter compared with the prior year.

•	Fourth quarter net income was $0.51 million; impacted by increased provision for loan and lease losses, continued soft insurance market, and costs of new branch and brand building investments.

•	Net loans and leases increase 25.7% in 2008, total deposits increase 24.0%

ANGOLA, NY, February 5, 2009 – Evans Bancorp, Inc. (the “Company”) (NASDAQ: EVBN), a community financial services company serving Western New York, today reported its results of operations for the quarter and year ended December 31, 2008.

Net income for the fourth quarter of 2008 was $0.51 million, or $0.18 per diluted share, a decrease of $0.30 million, or 37.3%, from net income of $0.81 million, or $0.29 per diluted share, in the fourth quarter of 2007. Return on average equity was 4.37% for the quarter, compared with 7.55% in last year’s fourth quarter. For the year ended December 31, 2008, net income was $4.91 million, or $1.78 per diluted share, an increase of $1.54 million, or 45.7%, from $3.37 million, or $1.23 per diluted share, in 2007. The increase in net income was partially due to the sale during the second quarter of 2007 of $45 million of securities at an after-tax loss of $1.41 million, or $0.51 per diluted share, as the Company restructured its balance sheet. The return on average equity was 10.82% and 8.15% for the year ended December 31, 2008 and 2007, respectively.

“Net operating income” (as defined in the following Supplemental Non-GAAP Disclosure) is net income adjusted for what management considers to be “non-operating” items. Net operating income for the fourth quarter of 2008 was $0.62 million, or $0.22 per diluted share, a decrease of $0.30 million, or 32.9%, from net operating income of $0.92 million, or $0.33 per diluted share, in the fourth quarter of 2007. For the year ended December 31, 2008, net operating income of $5.32 million, or $1.93 per diluted share, was 2.8% higher than net operating income of $5.17 million, or $1.89 per diluted share, in 2007.

“We made solid headway in 2008 toward building a stronger brand, improving our market presence and strengthening our balance sheet. We ended the year poised, strategically and financially, to continue to grow market share despite 2008 being one of the worst years the financial services industry has faced. For the year, our assets grew nearly 20% with loan growth of 25.7%,” stated David J. Nasca, President and CEO of Evans Bancorp. “In the fourth quarter, we were able to grow net interest income before the provision for loan and lease losses by more than 13% as a result of strong growth in both our loan and deposit portfolios and pricing discipline. In the quarter, we made a sizable provision for loan and lease losses, which is reflective of the challenges of the current economy. We have invested in broadening recognition of our services and capabilities in Western New York and believe these investments are critical to our long-term growth.”

Supplemental Non-GAAP Disclosure

To provide investors with greater visibility of the Company’s operating results, in addition to the results measured in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company provides supplemental reporting on “net operating income,” which excludes items that management believes to be non-operating in nature. Specifically, net operating income excludes gains and losses on the sale of securities and the amortization of acquisition-related intangible assets. This non-GAAP information is being disclosed because management believes that providing these non-GAAP financial measures provides investors with information useful in understanding the Company’s financial performance, its performance trends, and financial position. While the Company’s management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP, nor is it necessarily comparable with non-GAAP measures which may be presented by other companies. See the reconciliation of net operating income and diluted net operating earnings per share to GAAP net income and GAAP diluted earnings per share in the following table:

Reconciliation of GAAP Net Income to Net Operating Income

	Three months ended			Year ended
	December 31			December 31
	2008	2007	Inc (dec)	2008	2007	Inc (dec)
(in thousands, except per share)
GAAP Net Income	$505	$805	(37.3)%	$4,908	$3,368	45.7%
(Gain) loss on sale of securities*	(2)	(2)		(6)	1,412
Amortization of intangibles*	112	113		418	394

Net operating income	$615	$916	(32.9)%	$5,320	$5,174	2.8%

GAAP diluted earnings per share	$0.18	$0.29	(37.9)%	$1.78	$1.23	44.7%
(Gain) loss on sale of securities*	—	—		—	0.52
Amortization of intangibles*	0.04	0.04		0.15	0.14

Diluted net operating earnings per share	$0.22	$0.33	(33.3)%	$1.93	$1.89	2.1%

* After any tax-related effect

Net Interest Income
Net interest income during the fourth quarter of 2008 increased to $4.95 million, an increase of $0.58 million, or 13.2%, from $4.37 million in the fourth quarter of 2007. Loan and lease growth and the reduced cost of interest-bearing liabilities were the main factors in the increase. Net loans and leases were $401.6 million at December 31, 2008, an increase of 5.8% from $379.4 million at September 30, 2008 and an increase of 25.7% from $319.6 million at December 31, 2007. Much of the growth continues to be in the Company’s commercial real estate portfolio. Commercial real estate has historically been the largest component of the Company’s loan portfolio. Management’s wealth of experience in this type of lending has allowed the Company to grow the portfolio in a difficult environment while maintaining their historically conservative underwriting approach.

Total deposits were $404.0 million at December 31, 2008, an increase of 0.1% from $403.5 million at September 30, 2008 and an increase of 24.0% from $325.8 million at December 31, 2007. The Company established a new retail money market product during May of this year and its success has been the primary driver of deposit growth for the year. However, a decline in time deposits offset growth in total deposits in the fourth quarter. While local competition for time deposits dictated unfavorable pricing conditions, short-term wholesale funding rates plummeted after several cuts of the overnight federal funds rate by the Federal Reserve. Therefore, the Company utilized low-cost wholesale funds rather than locking in certificates of deposit at unfavorable rates. One of the Company’s primary objectives is to grow its core funding through non-interest bearing checking accounts. Because demand deposit balances fluctuate day-to-day based on the high volume of transactions normally associated with the demand product, average demand deposit growth is a better measure of sustained growth. In the fourth quarter of 2008, the Company’s average demand deposits were up 1.2% from the third quarter of 2008 and were 4.1% higher than the prior year’s fourth quarter.

Mr. Nasca noted, “We have historically maintained a strong, low cost core deposit base and are focused on increasing that base by expanding our presence and market share in our operating footprint and providing high quality, personalized services for small and middle market businesses and the individuals we serve.”

The Company’s net interest margin remains high by industry standards at 4.32% in the fourth quarter of 2008, compared with 4.36% in the fourth quarter of the prior year. However, the Company’s net interest margin for the fourth quarter decreased from 4.67% in the third quarter of 2008 as a result of aggressive decreases in interest rates by the Federal Reserve during the fourth quarter. For the quarter, loan and investment yields declined 43 basis points (“bps”) quarter over quarter, while the cost of funds declined only 10 bps. As overnight wholesale rates dropped sharply, deposit pricing remained competitive as banks concerned about liquidity were slow to lower deposit rates.

Allowance for Loan and Lease Losses and Asset Quality

Net charge-offs to average total loans and leases increased to 0.71% compared with 0.59% in the third quarter of 2008 and 0.33% for the 2007 fourth quarter. The increase in net charge-offs was primarily related to the direct finance commercial lease portfolio. The ratio of non-performing loans and leases to total loans and leases increased to 0.88% at December 31, 2008, compared with 0.20% at September 30, 2008 and 0.22% at the end of last year’s fourth quarter. The increase in non-performing loans and leases of $2.8 million was primarily a result of a small number of large commercial loans ($2.3 million) and further weakness in the leasing portfolio ($0.3 million). The increased net charge-offs combined with continued strong loan growth resulted in an increase in the provision for loan and lease losses to $1.70 million in the fourth quarter of 2008, compared with $0.58 million in the third quarter of 2008 and $0.97 million in the fourth quarter of 2007. The allowance for loan and lease losses to total loans and leases ratio was 1.49% at December 31, 2008, compared with 1.32% at September 30, 2008, and 1.41% at December 31, 2007.

Gary Kajtoch, Senior Vice President and CFO of Evans Bank, the Company’s wholly-owned subsidiary, commented, “As we have discussed previously, our direct financing lease portfolio is more susceptible to weakness in a troubled economy than our traditional commercial and consumer loans as evidenced by the increased charge-offs in our leasing portfolio in the fourth quarter. Because we expect direct leasing to continue to be sensitive to the performance of the economy, our portfolio managers and senior management continue to carefully monitor this portfolio. Steps have been taken to mitigate the portfolio’s risk, including the tightening of credit standards and consolidation of our broker network.”

Non-Interest Income

Non-interest income, which represented 32.8% of total revenue compared with 36.7% in last year’s fourth quarter, declined 4.3% to $2.42 million.

Insurance service and fee income, the largest component of non-interest income, improved 3.6% to $1.36 million for the fourth quarter of 2008. Financial services sales revenue was the fastest growing product line for The Evans Agency (“TEA”), the Company’s insurance agency subsidiary. However, other large components of non-interest income declined for the quarter. Deposit service charges declined 5.5% to $0.59 million due to decreased activity and bank-owned life insurance (“BOLI”) revenue declined from $0.15 million in revenue in last year’s fourth quarter to a loss of $0.03 million in the fourth quarter of 2008 as a result of market fluctuations.

Non-Interest Expense

Total non-interest expenses were $5.06 million for the fourth quarter of 2008, an increase of 8.1% from
$4.68 million in the fourth quarter of 2007. Salaries and employee benefits decreased $0.06 million, or 2.4%, to $2.57 million for the quarter as the Company reversed its previous accrual for bonuses as the earnings targets in its incentive program were not met. The Company also had savings related to the freezing of its defined benefit pension plan in the first quarter of 2008. These factors were partially offset by the addition of new employees, including those working in the Company’s new branch office in Buffalo and from the acquisition of the Fitzgerald Agency in the third quarter of 2008, and increased matching contributions to the Company’s 401(k) savings plan. The $0.14 million increase in occupancy expenses was driven by the new branch office as well as new signage needed at various branch offices given the Company’s new brand and logo. Advertising and public relations expenses increased $0.08 million in the fourth quarter of 2008 compared with the prior year as a result of the Company’s new branding campaign. Professional services expenses increased $0.12 million in the fourth quarter of 2008 compared to the prior year due to increased auditor fees for attestation of the effectiveness of internal controls over financial reporting, the outsourcing of security services at two branches, and payment for increased systems programming. Other expenses increased $0.12 million from the fourth quarter of 2007 to $0.57 million in the fourth quarter of 2008. The increase was primarily due to higher FDIC assessment charges.

As a result of the increase in non-interest expenses, the efficiency ratio for the fourth quarter of 2008 increased to 66.2% from 65.1% in last year’s fourth quarter and 63.2% in the third quarter of 2008. The efficiency ratio has been negatively impacted by the soft insurance market. While TEA has been increasing revenues through acquisitions, the revenue growth has not been high enough to offset the growth in expenses.

Income tax expense totaled $0.11 million for the three month period ended December 31, 2008 reflecting an effective tax rate of 17.9%. The effective tax rate for the fourth quarter of last year was 35.7%. Through the first nine months of each year, the Company records an effective tax rate based on the expected rate for the entire year. The fourth quarter’s effective rate can vary depending on actual results.

2008 Year in Review
Net interest income for the year was $19.27 million, an increase of $2.59 million, or 15.6%, over 2007, primarily due to strong growth in the Company’s commercial loan and lease portfolio and a sharp decline in borrowing costs as a result of numerous interest rate cuts by the Federal Reserve. A steepened yield curve resulted in a widening of net interest margin from 4.05% in 2007 to 4.53% in 2008.

The Company’s provision for loan and lease losses increased from $1.92 million in 2007 to $3.51 million in 2008. The $1.59 million increase was a result of strong commercial loan and lease growth and increased net charge-offs in the leasing portfolio. The allowance for loan and lease losses to total loans and leases was 1.49% at the end of 2008, compared with 1.41% at December 31, 2007.

Non-interest income was $11.68 million for the year, up $2.83 million from 2007. Non-interest income in 2008 was positively impacted by a one-time gain on the curtailment of its defined benefit pension plan of $0.33 million in the first quarter of 2008, while 2007 was negatively impacted by the non-recurring loss of $2.3 million realized on the sale of securities in June 2007. Insurance revenue increased $0.32 million to $6.87 million as the insurance business benefited from two acquisitions of agencies in the last two years. These increases were somewhat offset by a decline in BOLI income of $0.41 million.

Non-interest expenses increased 6.6% to $20.44 million as the Company absorbed additional operating expenses associated with the opening of its 12th branch office in Buffalo, NY in August 2008 and the acquisition of two insurance agencies in the past two years. In addition, the Company made further hires in its back office operations and rolled out a new brand. The branding campaign incurred costs both in its research and development stage and then the subsequent implementation of the new brand on promotional material, branch signs, and elsewhere. Regulatory costs also increased with additional FDIC assessment charges and the cost of auditor fees related to the attestation of the effectiveness of internal controls over financial reporting.

The Company acquired Suchak Data Systems, Inc. (“SDS”), which serves the data processing needs of financial institutions with customized solutions, consultative services and state of the art technology, on December 31, 2008. The acquisition did not have a material impact on the financial results.

Capital Management

The Company consistently maintains regulatory capital ratios above the federal “well capitalized” standard of 6.00% with a Tier 1 leverage ratio of 9.02%. Average equity as a percentage of average assets was 9.06% in the three months ended December 31, 2008, compared with 9.39% in the three months ended September 30, 2008, and 9.46% in the three months ended December 31, 2007. Book value per outstanding common share was $16.57 at December 31, 2008, compared with $16.53 at September 30, 2008, and $15.74 at December 31, 2007.

Because of its strong capital position, the Company increased its dividend 10.8% to $0.41 per common share for shareholders of record on September 10, 2008, which was paid on October 2, 2008. The dividend payout ratio for 2008 was 43.74%.

Conclusion
Mr. Nasca concluded, “We made great progress in 2008 to build awareness in the Western New York market of our quality service and extensive product offerings. Importantly, despite the turbulence in the financial markets, we successfully managed our balance sheet to take advantage of the rapidly changing interest rate environment. We also continued to lay the foundation for future success with the opening of our 12th retail branch office in the Elmwood Village in Buffalo, the acquisition of Fitzgerald Insurance Agency, and the acquisition of SDS. While wary of the headwinds of an economy in recession, we believe we are well-positioned to realize solid performance in 2009 and continue to be excited about our future.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $529 million in assets and $404 million in deposits at December 31, 2008. The bank has twelve branches located in Western New York. Evans National Leasing, Inc., an indirect wholly-owned subsidiary of Evans Bank is a general business equipment leasing company with customers throughout the U.S. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, provides retail property and casualty insurance through 15 insurance offices in the Western New York region. Evans Investment Services, a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds. Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Senior Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands except share and per share data)

		Three Months Ended
	December 31,
	2008	2007
Performance ratios, annualized
Return on average total assets	0.40%	0.71%
Return on average stockholders’ equity	4.37%	7.55%
Common dividend payout ratio (TTM)	43.74%	57.77%
Efficiency ratio	66.18%	65.11%
Yield on average earning assets	6.52%	7.18%
Cost of interest-bearing liabilities	2.71%	3.52%
Net interest rate spread	3.81%	3.66%
Contribution of interest-free funds	0.51%	0.70%
Net interest margin	4.32%	4.36%
Asset quality data
Past due over 90 days and accruing	$148	$163
Nonaccrual loans and leases	$3,431	$551
Total non-performing loans and leases	$3,579	$714
Other real estate owned (ORE)	$50	—
Total non-performing assets	$3,629	$714
Net loan and lease charge-offs	$698	$259
Asset quality ratios
Non-performing loans to total loans and leases	0.88%	0.22%
Non-performing assets to total assets	0.69%	0.16%
Net charge-offs to average total loans and leases	0.71%	0.33%
Allowance for loan and lease losses to total loans and leases	1.49%	1.41%
Capital ratios
Average common equity to average total assets	9.06%	9.46%
Leverage ratio	9.02%	10.04%
Tier 1 risk-based capital ratio	10.57%	13.08%
Risk-based capital ratio	11.82%	14.33%
Book value per share	$16.57	$15.74
Common shares outstanding
Average-diluted	2,767,136	2,752,697
Period end basic	2,771,788	2,751,698

EVANS BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands except share and per share data)

		Years Ended
	December 31,
	2008	2007
Performance ratios, annualized
Return on average total assets	1.03%	0.73%
Return on average stockholders’ equity	10.82%	8.15%
Common dividend payout ratio (TTM)	43.74%	57.77%
Efficiency ratio	63.87%	66.65%
Yield on average earning assets	6.85%	7.00%
Cost of interest-bearing liabilities	2.87%	3.61%
Net interest rate spread	3.98%	3.39%
Contribution of interest-free funds	0.55%	0.66%
Net interest margin	4.53%	4.05%
Asset quality data
Past due over 90 days and accruing	$148	$163
Nonaccrual loans and leases	$3,431	$551
Total non-performing loans and leases	$3,579	$714
Other real estate owned (ORE)	$50	—
Total non-performing assets	$3,629	$714
Net loan and lease charge-offs	$1,976	$1,101
Asset quality ratios
Non-performing loans and leases to total loans and leases	0.88%	0.22%
Non-performing assets to total assets	0.69%	0.16%
Net charge-offs to average total loans and leases	0.55%	0.37%
Allowance for loan and lease losses to total loans and leases	1.49%	1.41%
Capital ratios
Average common equity to average total assets	9.51%	8.96%
Leverage ratio	9.02%	10.04%
Tier 1 risk-based capital ratio	10.57%	13.08%
Risk-based capital ratio	11.82%	14.33%
Book value per share	$16.57	$15.74
Common shares outstanding
Average-diluted	2,756,278	2,743,595
Period end basic	2,771,788	2,751,698

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

(Unaudited)

	December 31,	December 31,
	2008	2007	% Change
ASSETS
Cash and due from banks	$9,036	$12,335	-26.7%
Interest-bearing deposits at other banks	115	269	-57.2
Securities:
Available for sale, at fair value	73,544	70,144	4.8
Held to maturity, at amortized cost	2,211	2,266	-2.4
Loans and leases, net of allowance for loan and lease losses of $6,087
in 2008 and $4,555 in 2007	401,626	319,556	25.7
Properties and equipment, net	9,885	8,366	18.2
Goodwill	10,046	10,046	0.0
Intangible assets	2,900	2,507	15.7
Bank-owned life insurance	11,685	10,760	8.6
Other assets	7,926	6,480	22.3

TOTAL ASSETS	$528,974	$442,729	19.5%

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Demand	$75,959	$69,268	9.7%
NOW	10,775	10,141	6.3
Regular savings	154,283	92,864	66.1
Muni-vest	26,477	24,530	7.9
Time	136,459	129,026	5.8

Total deposits	403,953	325,829	24.0
Securities sold under agreement to repurchase	6,307	3,825	64.9
Other short-term borrowings	30,875	33,980	-9.1
Other liabilities	12,590	10,361	21.5
Junior subordinated debentures	11,330	11,330	0.0
Long-term borrowings	18,000	14,101	27.7

Total liabilities	483,055	399,426	20.9

CONTINGENT LIABILITIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, $.50 par value; 10,000,000 shares authorized;
2,771,788 and 2,756,731 shares issued, respectively, and
2,771,788 and 2,751,698 shares outstanding, respectively	1,386	1,378	0.6
Capital surplus	26,696	26,380	1.2
Retained earnings	18,374	15,612	17.7
Accumulated other comprehensive (loss) gain, net of tax	(537)	16	NM
Less: Treasury stock, at cost (0 and 5,033 shares, respectively)	-	(83)	-100.0

Total stockholders’ equity	45,919	43,303	6.0

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$528,974	$442,729	19.5%

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands except share and per share data)

	Three Months Ended December 31,
	2008	2007	% Change
INTEREST INCOME
Loans and leases	$6,814	$6,188	10.1%
Interest bearing deposits at banks	3	64	-95.3
Securities:
Taxable	307	545	-43.7
Non-taxable	347	404	-14.1

Total interest income	7,471	7,201	3.7

INTEREST EXPENSE
Deposits	2,151	2,286	-5.9
Other borrowings	227	319	-28.8
Junior subordinated debentures	146	224	-34.8

Total interest expense	2,524	2,829	-10.8

NET INTEREST INCOME	4,947	4,372	13.2
PROVISION FOR LOAN AND LEASE LOSSES	1,695	974	74.0

NET INTEREST INCOME AFTER
PROVISION FOR LOAN AND LEASE LOSSES	3,252	3,398	-4.3

NON-INTEREST INCOME:
Bank charges	588	622	-5.5
Insurance service and fees	1,361	1,314	3.6
Net gain on sales of securities	3	3	0.0
Premium on loans sold	18	5	260.0
Bank-owned life insurance	(29)	152	-119.1
Other	478	433	10.4

Total non-interest income	2,419	2,529	-4.3

NON-INTEREST EXPENSE:
Salaries and employee benefits	2,570	2,632	-2.4
Occupancy	706	562	25.6
Supplies	78	68	14.7
Repairs and maintenance	132	138	-4.3
Advertising and public relations	163	81	101.2
Professional services	315	193	63.2
Technology and communications	302	276	9.4
Amortization of intangibles	183	185	-1.1
Other insurance	36	91	-60.4
Other	571	450	26.9

Total non-interest expense	5,056	4,676	8.1

INCOME BEFORE INCOME TAXES	615	1,251	-50.8

INCOME TAX PROVISION	110	446	-75..3

NET INCOME	$505	$805	-37.3%

Net income per common share-basic	$0.18	$0.29	-37.9%

Net income per common share-diluted	$0.18	$0.29	-37.9%

Cash dividends per common share	-	-

Weighted average number of common shares	2,765,266	2,752,697

Weighted average number of diluted shares	2,767,136	2,752,697

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except share and per share data)

	Years Ended December 31,
	(Unaudited) 2008	2007	% Change
INTEREST INCOME
Loans and leases	$26,328	$23,918	10.1%
Interest bearing deposits at banks	24	317	-92.4
Securities:
Taxable	1,309	2,919	-55.2
Non-taxable	1,490	1,683	-11.5

Total interest income	29,151	28,837	1.1

INTEREST EXPENSE
Deposits	8,088	10,054	-19.6
Other borrowings	1,151	1,217	-5.4
Junior subordinated debentures	644	891	-27.7

Total interest expense	9,883	12,162	-18.7

NET INTEREST INCOME	19,268	16,675	15.6
PROVISION FOR LOAN AND LEASE LOSSES	3,508	1,917	83.0

NET INTEREST INCOME AFTER
PROVISION FOR LOAN AND LEASE LOSSES	15,760	14,758	6.8

NON-INTEREST INCOME:
Bank charges	2,256	2,237	0.8
Insurance service and fees	6,867	6,549	4.9
Net gain (loss) on sales of securities	10	(2,299)	-100.4
Premium on loans sold	25	12	108.3
Bank-owned life insurance	210	620	-66.1
Pension curtailment gain	328	-	-
Other	1,981	1,724	14.9

Total non-interest income	11,677	8,843	32.0

NON-INTEREST EXPENSE:
Salaries and employee benefits	11,219	10,639	5.5
Occupancy	2,541	2,277	11.6
Supplies	258	295	-12.5
Repairs and maintenance	584	580	0.7
Advertising and public relations	497	369	34.7
Professional services	1,079	958	12.6
Technology and communications	1,171	1,068	9.6
Amortization of intangibles	681	641	6.2
Other insurance	274	364	-24.7
Other	2,136	1,991	7.2

Total non-interest expense	20,440	19,182	6.6

INCOME BEFORE INCOME TAXES	6,997	4,419	58.3

INCOME TAX PROVISION	2,089	1,051	98.8

NET INCOME	$4,908	$3,368	45.7%

Net income per common share-basic	$1.78	$1.23	45.5%

Net income per common share-diluted	$1.78	$1.23	44.7%

Cash dividends per common share	$0.78	$0.71

Weighted average number of common shares	2,754,489	2,743,595

Weighted average number of diluted shares	2,756,278	2,743,595

EVANS BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS AND ANNUALIZED RATES
(Dollars In thousands)
(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2008			December 31, 2007

	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate

ASSETS
Interest-earning assets:
Loans and leases, net	$390,670	$6,814	6.98%	$310,067	$6,188	7.98%
Taxable securities	33,213	307	3.70%	48,757	545	4.47%
Tax-exempt securities	32,689	347	4.25%	37,281	404	4.33%
Interest-bearing deposits at banks	1,685	3	0.71%	4,965	64	5.16%

Total interest-earning assets	458,257	7,471	6.52%	401,070	7,201	7.18%

Non interest-earning assets:
Cash and due from banks	12,535			12,124
Premises and equipment, net	9,187			8,364
Other assets	30,097			29,384

Total Assets	$510,076			$450,942

LIABILITIES & STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
NOW	$10,376	$12	0.46%	$10,642	$14	0.53%
Regular savings	146,184	711	1.95%	92,113	278	1.21%
Muni-Vest savings	24,216	103	1.70%	36,579	373	4.08%
Time deposits	143,794	1,325	3.69%	135,735	1,621	4.78%
Other borrowed funds	31,315	218	2.78%	29,341	308	4.20%
Junior subordinated debentures	11,330	146	5.15%	11,330	224	7.91%
Securities sold U/A to repurchase	5,021	9	0.72%	5,700	11	0.77%

Total interest-bearing liabilities	372,236	$2,524	2.71%	321,440	$2,829	3.52%

Noninterest-bearing liabilities:
Demand deposits	80,089			76,940
Other	11,524			9,915

Total liabilities	$463,849			$408,295

Stockholders’ equity	46,227			42,647

Total Liabilities and Equity	$510,076			$450,942

Net interest earnings		$4,947			$4,372

Net interest margin			4.32%			4.36%

Interest rate spread			3.81%			3.66%

EVANS BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS AND ANNUALIZED RATES
(Dollars In thousands)
(Unaudited)

	Twelve Months Ended			Twelve Months Ended
	December 31, 2008			December 31, 2007

	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate

ASSETS
Interest-earning assets:
Loans and leases, net	$357,210	$26,328	7.37%	$297,905	$23,918	8.03%
Taxable securities	32,168	1,309	4.07%	68,453	2,919	4.26%
Tax-exempt securities	34,584	1,490	4.31%	38,923	1,683	4.32%
Interest-bearing deposits at banks	1,531	24	1.57%	6,448	317	4.92%

Total interest-earning assets	425,493	29,151	6.85%	411,729	28,837	7.00%

Non interest-earning assets:
Cash and due from banks	12,592			11,454
Premises and equipment, net	8,662			8,568
Other assets	30,037			29,566

Total Assets	$476,784			$461,317

LIABILITIES & STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
NOW	$11,793	$80	0.68%	$11,014	$33	0.30%
Regular savings	113,266	1,801	1.59%	88,685	1,061	1.20%
Muni-Vest savings	23,459	494	2.11%	39,840	1,696	4.26%
Time deposits	144,040	5,713	3.97%	149,578	7,264	4.86%
Other borrowed funds	35,876	1,110	3.09%	29,655	1,164	3.93%
Junior subordinated debentures	11,330	644	5.68%	11,330	891	7.86%
Securities sold U/A to repurchase	5,151	41	0.80%	6,694	53	0.79%

Total interest-bearing liabilities	344,915	$9,883	2.87%	336,796	$12,162	3.61%

Noninterest-bearing liabilities:
Demand deposits	75,551			73,577
Other	10,972			9,609

Total liabilities	$431,438			$419,982

Stockholders’ equity	45,346			41,335

Total Liabilities and Equity	$476,784			$461,317

Net interest earnings		$19,268			$16,675

Net interest margin			4.53%			4.05%

Interest rate spread			3.98%			3.39%